Exhibit 4.18

FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT

This First Amendment to Share Exchange Agreement (this “Amendment”) is made and entered into as of April 8, 2020, by and among (i) Hebron Technology Co., Ltd., a British Virgin Islands company, (the “Purchaser”), (ii) Beijing Heng-Tai-Pu-Hui Information Service Co. Ltd, a company incorporated under the law of the People’s Republic of China (“PRC”) (the “Company”) and (iii) each of the shareholders of the Company named on Exhibit A to the original Share Exchange Agreement (collectively, the “Sellers”). The Purchaser, the Company and the Sellers are sometimes referred to herein individually as a “Party” and collectively, as the “Parties”. All capitalized terms used but not defined herein shall have the meaning ascribed thereto in the original Share Exchange Agreement.

RECITALS:

WHEREAS, the Purchaser, the Company and the Sellers executed and delivered that certain Share Exchange Agreement, dated as of December 15, 2019 (the “Share Exchange Agreement”); capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement; and

WHEREAS, the Parties now wish to amend the Share Exchange Agreement to provide, among other things, that 100% of the Purchase Price will be paid at the Closing of the Share Exchange Agreement, as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

Section 1.  Amendment to Section 2.2 (Closing). The first paragraph of Section 2.2 of the Share Exchange Agreement is hereby amended by deleting such paragraph in its entirety and substituting in lieu thereof the following new first paragraph of Section 2.2:

“The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kaufman & Canoles, P.C., Two James Center, 14th Floor, 1021 East Cary Street, Richmond, Virginia 23219, at 4:00 p.m., Eastern Time, on the second Business Day after all conditions to the Closing set forth in hereof have been satisfied or waived, or such other place, time or date as the Purchaser and the Sellers agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” In addition to those obligations set forth elsewhere in the Agreement, at the Closing:”

Section 2. Amendment to Section 2.3 (Purchase Price). Section 2.3(b) of the Share Exchange Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following new Section 2.3(b):

“(b) Each Seller shall receive its pro rata share of the Purchaser Shares based on the percentage of the Exchange Shares owned by such Seller as compared to the total number of the Exchange Shares owned by all Sellers (such Seller’s “Pro Rata Share”). The Parties agree that the payment of the Purchase Price and delivery of the Purchaser Shares to the Sellers shall be made as follows: all (100%) of the Purchase Price by way of delivery of the Purchaser Shares shall be made at the Closing Date.”

Section 3. Future References. All future references to the Share Exchange Agreement shall be deemed to refer to the Share Exchange Agreement as amended hereby.

Section 4. No Other Changes. Except as expressly amended and modified herein, all terms, covenants and provisions of the Share Exchange Agreement shall remain unaltered and in full force and effect, and the Parties hereto expressly ratify and confirm the Share Exchange Agreement as modified herein.

Section 5.  Entire Agreement. This Amendment constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by PDF formatted page sent by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed by their respective authorized officers as of the day first above written.

The Purchaser:

Hebron Technology Co., Ltd.

By:	/s/
Name: Anyuan Sun
Title: Chief Executive Officer

By:
Name: Changjuan Liang
Title: Chief Financial Officer

The Company:

Beijing Heng-Tai Pu-Hui Information Service Co. Ltd

By:
Name:
Title:
The Sellers:

Guoya Asset Management Co. Ltd. (BVI)

By:
Name:
Title:

HongKong D&L Technology Co., Limited

By:
Name: Title:

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